Exhibit 99.4
Unaudited Pro Forma Consolidated Statement of Operations
Year Ended December 31, 2006
(In Thousands, Except per Share Amounts)

					Pro Forma
			Pro Forma		Statement
	TXCO	Output	Adjustments		of Operations
Revenues
Oil and gas sales	$56,520	$30,302	$(7,337)	(13)	$85,963
			6,478	(17)
Gas gathering operations	15,853				15,853
Other operating income	45	55			100
Total Revenues	72,418	30,357	(859)		101,916

Costs and Expenses
Lease operations	7,248	7,537	(770)	(13)	14,015
Production taxes	2,551	1,706			4,257
Exploration expenses, including dry hole costs	2,968				2,968
Impairments and abandonments	1,722				1,722
Gas gathering operations	16,255				16,255
Depreciation, depletion and amortization	23,840	11,163	(4,034)	(13)	33,662
			2,693	(14)
General and administrative	7,298	5,170	(1,846)	(15)	10,622
Total Costs and Expenses	61,882	25,576	(3,957)		83,501

Income (Loss) from Operations	10,536	4,781	3,098		18,415

Other Income (Expense)
Derivative mark-to-market gain	1,995				1,995
Derivative settlements loss	(2,686)				(2,686)
Interest expense	(269)	(5,577)	(5,229)	(16)	(11,075)
Interest income	550	121			671
Loan fee amortization	(216)				(216)
Loss on sale of assets	(8)				(8)
Total Other Income (Expense)	(634)	(5,456)	(5,229)		(11,319)

Income (loss) before income taxes	9,902	(675)	(2,131)		7,096
Income tax (benefit) expense	2,661	1,257	(2,015)	(18)	1,903

Net Income (loss)	$7,241	$(1,932)	$(116)		$5,193

Earnings Per Share
Basic Earnings per share	$0.23				$0.16
Diluted Earnings per share	$0.22				$0.15

Shares outstanding
Basic	31,916		339	(19)	32,255
Diluted	33,247		339	(19)	33,586

See accompanying notes to this Unaudited Pro Forma Consolidated Statement of Operations

Notes to December 31, 2006 Unaudited Pro Forma Consolidated Statement of Operations:

(13)	Represents revenue and expenses directly related to Output's California operations that were not acquired by TXCO.

(14)	Adjustment to depletion expense reflecting the $36 million step-up in oil and gas properties as a result of the acquisition.

(15)
Represents salary and payroll related expenses of non-continuing employees of Output and certain professional fees not expected to occur in the combined organization.  As a result of the acquisition, the positions of the non-continuing employeesof Output were eliminated and the non-continuing employees are not employed by TXCO Resources.

(16)	Represents additional interest expense due to new debt structure as a result of the acquisition of Output.

(17)	Reflects elimination of hedging transactions as a result of the termination of the hedges in connection with the acquisition.

(18)	Reflects an adjustment to record income tax expense on Output's pretax income and for the effects of the pro forma adjustments using TXCO's effective tax rate of 27%. Calculated as follows:

	Output's 12/31/2006 loss before taxes	$(675)
	Net effect of pro forma adjustments on income before taxes	(2,131)
	Pro forma loss before taxes	(2,806)
	TXCO's effective tax rate	27%
	Output's provision for decreased income taxes at TXCO's effective rate	(758)
	Less Output's 12/31/2006 income tax expense	(1,257)
	Pro forma adjustment to decrease provision for income taxes	$(2,015)

(19)	Reflects additional shares issued as partial compensation for the acquisition of Output.